STOCK PURCHASE AGREEMENT

                               By and Between

                        McWHORTER TECHNOLOGIES, INC.
                                 (as Buyer)

                             (on the one part)

                                    and

               ANTONIO NAPOLI & C. S.A.P.A. and GESTIN S.R.L.
                                (as Sellers)

                            (on the other part)

                                dated as of

                               July 31, 1997

                             TABLE OF CONTENTS



Section                                                          Page

     SECTION 1.     DEFINITIONS. . . . . . . . . . . . . . . . . . . . .  2

     SECTION 2.     BASIC TRANSACTION. . . . . . . . . . . . . . . . . .  5
          (a)  Purchase and Sale of the Entire Share Capital of SRT and
               All the Capital Stock of Syntech, Inc.. . . . . . . . . .  5
          (b)  Purchase Price and Consideration for Noncompete . . . . .  5
          (c)  The Escrow. . . . . . . . . . . . . . . . . . . . . . . .  5
          (d)  Transfer of Certificates Representing the Shares. . . . .  6
          (e)  Sellers  Noncompetition Obligations . . . . . . . . . . .  6

     SECTION 3.     REPRESENTATIONS AND WARRANTIES OF THE SELLERS. . . .  7
          (a)  Organization; Capitalization. . . . . . . . . . . . . . .  7
          (b)  Authorization of Transaction. . . . . . . . . . . . . . .  7
          (c)  Noncontravention. . . . . . . . . . . . . . . . . . . . .  7
          (d)  Brokers  Fees . . . . . . . . . . . . . . . . . . . . . .  8
          (e)  Title to Assets . . . . . . . . . . . . . . . . . . . . .  8
          (f)  Subsidiaries and Affiliates . . . . . . . . . . . . . . .  8
          (g)  Financial Statements. . . . . . . . . . . . . . . . . . .  8
          (h)  Events Subsequent to Most Recent Fiscal Year End. . . . .  9
          (i)  Undisclosed Liabilities . . . . . . . . . . . . . . . . . 10
          (j)  Legal Compliance. . . . . . . . . . . . . . . . . . . . . 10
          (k)  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . 11
          (l)  Real Property . . . . . . . . . . . . . . . . . . . . . . 11
          (m)  Intellectual Property . . . . . . . . . . . . . . . . . . 13
          (n)  Tangible Assets . . . . . . . . . . . . . . . . . . . . . 15
          (o)  Inventory . . . . . . . . . . . . . . . . . . . . . . . . 15
          (p)  Contracts . . . . . . . . . . . . . . . . . . . . . . . . 15
          (q)  Notes and Accounts Receivable . . . . . . . . . . . . . . 16
          (r)  Powers of Attorney. . . . . . . . . . . . . . . . . . . . 16
          (s)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . 16
          (t)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . 17
          (u)  Product Warranty. . . . . . . . . . . . . . . . . . . . . 17
          (v)  Product Liability . . . . . . . . . . . . . . . . . . . . 17
          (w)  Employees . . . . . . . . . . . . . . . . . . . . . . . . 17
          (x)  Employee Benefits . . . . . . . . . . . . . . . . . . . . 18
          (y)  Guaranties. . . . . . . . . . . . . . . . . . . . . . . . 18
          (z)  Environmental, Health, and Safety . . . . . . . . . . . . 18
          (aa) Certain Business Relationships. . . . . . . . . . . . . . 18
          (ab) Customers.. . . . . . . . . . . . . . . . . . . . . . . . 18
          (ac) Disclosure. . . . . . . . . . . . . . . . . . . . . . . . 19

     SECTION 4.     REPRESENTATIONS AND WARRANTIES OF THE BUYER. . . . . 19
          (a)  Organization of the Buyer . . . . . . . . . . . . . . . . 19
          (b)  Authorization of Transaction. . . . . . . . . . . . . . . 19

          (c)  Noncontravention. . . . . . . . . . . . . . . . . . . . . 19
          (d)  Brokers  Fee. . . . . . . . . . . . . . . . . . . . . . . 19

     SECTION 5.     SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . 19
          (a)  Survival of Representations and Warranties. . . . . . . . 19
          (b)  Indemnification Provisions for the Benefit of the Buyer . 20
          (c)  Indemnification Notice and Payments . . . . . . . . . . . 21
          (d)  Indemnification Provisions for the Benefit of the Sellers 21
          (e)  Matters Involving Third Parties . . . . . . . . . . . . . 21
          (f)  Other Indemnification Provisions. . . . . . . . . . . . . 22
          (g)  Amnesty . . . . . . . . . . . . . . . . . . . . . . . . . 22
          (h)  Limitations on and Special Provisions Relating to
               Indemnification. . . . . . . . . . . . . . . . . . . . .  23
          (i)  Environmental Remediation . . . . . . . . . . . . . . . . 24

     SECTION 6.     POST-CLOSING COVENANTS . . . . . . . . . . . . . . . 24
          (a)  General . . . . . . . . . . . . . . . . . . . . . . . . . 24
          (b)  Litigation Support. . . . . . . . . . . . . . . . . . . . 24
          (c)  Transition. . . . . . . . . . . . . . . . . . . . . . . . 25
          (d)  Guarantees. . . . . . . . . . . . . . . . . . . . . . . . 25

     SECTION 7.     MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . 25
          (a)  Press Releases and Public Announcements . . . . . . . . . 25
          (b)  No Third-Party Beneficiaries. . . . . . . . . . . . . . . 25
          (c)  Entire Agreement. . . . . . . . . . . . . . . . . . . . . 25
          (d)  Succession and Assignment . . . . . . . . . . . . . . . . 25
          (e)  Counterparts. . . . . . . . . . . . . . . . . . . . . . . 25
          (f)  Headings. . . . . . . . . . . . . . . . . . . . . . . . . 26
          (g)  Notices . . . . . . . . . . . . . . . . . . . . . . . . . 26
          (h)  Amendments and Waivers. . . . . . . . . . . . . . . . . . 26
          (i)  Severability. . . . . . . . . . . . . . . . . . . . . . . 27
          (j)  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 27
          (k)  Construction. . . . . . . . . . . . . . . . . . . . . . . 27
          (l)  Incorporation of Exhibits and Schedules . . . . . . . . . 27
          (m)  Italian Antitrust . . . . . . . . . . . . . . . . . . . . 27

     SECTION 8.     GOVERNING LAW AND ARBITRATION. . . . . . . . . . . . 27
          (a)  Governing Law . . . . . . . . . . . . . . . . . . . . . . 27
          (b)  Arbitration . . . . . . . . . . . . . . . . . . . . . . . 27

EXHIBITS

   Exhibit A -- Disclosure Schedule
   Exhibit B -- Form of Escrow Agreement
   Exhibit C -- Financial Statements

                        STOCK PURCHASE AGREEMENT


     Agreement entered into as of July 31, 1997 (this Agreement ), by and between:

          1. McWhorter Technologies, Inc., a Delaware corporation with offices in 400 East Cottage Place, Carpentersville, Illinois 60110, U.S.A. represented by John R. Stevenson pursuant to a board of directors resolution dated July 28, 1997 (the "Buyer");

                             (on the one part)

                                   and

          2. Antonio Napoli & C. S.a.p.a., an Italian corporation with its registered office in Torino, Corso Matteotti 32/A, capital Italian
     Lire 5,300,000,000, registered with the Companies Register of Torino under no. 2806/90, tax code 02126980040, VAT code 0595202013, represented by Antonio Napoli pursuant to a board of directors resolution dated July ___, 1997 ("Sapa") and Gestin S.r.l., an Italian corporation with its registered office in Torino, Via Amedeo Avogadro
     11, capital Italian Lire 14,400,000,000, registered with the Companies Register of Torino under no. 4897/87, tax and VAT code 05390660016, represented by Antonio Napoli pursuant to a board of directors resolution dated July 15, 1997 (Gestin) (Sapa and Gestin are collectively referred herein as the Sellers ).

                            (on the other part)

     The Buyer and the Sellers are referred to collectively herein as the Parties and individually as a Party .


                                 WHEREAS


     A. Each of the Sellers owns 50% of the capital stock of Synthetic Resin Technologies S.A., a Luxembourg corporation with its registered office in Luxembourg, 62, avenue de la Liberte, capital Italian Lire
8,000,000,000 (in addition to reserves in the amount of Italian Lire 22,000,000,000), represented by 800,000 shares, par value Italian Lire 10,000 each ( SRT ).

     B. SRT is a holding company that owns, as its only asset, 100% of the capital stock of Syntech S.p.A., a corporation organized under the laws of Italy with its registered office in Torino, Via Amedeo Avogadro 11, capital Italian Lire 5,220,000,000 (wholly paid-in), registered with the Companies Register of Torino under no. 4153/92, tax and VAT code 03109120018 ("Syntech").

     C. Syntech owns all of the capital stock of the following Subsidiary companies:

     -    Syntech France s.a.r.l., a corporation
          organized under the laws of France with its registered office in Lyon, 56 Rue Servient, capital Francs 50,000, of which Syntech owns 100% of the capital stock; and

     -    Syntech, Inc., a corporation organized
          under the laws of South Carolina, U.S.A.
          with its principal place of business
          located at 38 Boland Court, Greenville,
          South Carolina, U.S.A., of which Syntech owns 100% of the capital stock.

     D. Syntech owns, directly or indirectly, less than a majority of the capital stock of the following
Affiliate companies:

     -    Raisio Chemicals Italia S.r.l., a
          corporation organized under the laws of
          Italy with its registered office in Torino, Via Avogadro 11, capital Italian Lire
          1,200,000,000, of which Syntech owns 49% of the capital stock;

     -    Syntech (Far East) Company Limited, a
          corporation organized under the laws of
          Hong Kong with its registered office in
          Hong Kong, Suite 9A, 9th Floor, Tung Hip
          Commercial Building, 244-248 Des Voeux
          Road, Central Hong Kong, of which Syntech owns 50% of the capital stock; and

     -    Shunde Syntech Synthetic Resin Company
          Limited, a corporation organized under the laws of China with its registered office in Bei Jiao Economic Industrial Zone, Bei Jiao
          Town, Shunde City, Guangdong, China, of
          which Syntech Far East Ltd. owns 100% of the capital stock.

     E.   Syntech also owns 3.26% of the capital
          stock of 3 R Associati S.p.A., a
          corporation organized under the laws of
          Italy with its registered office in Milan, Italy, capital Italian Lire 19,378,000,000.

     F.   Syntech, its Subsidiaries listed in Recital
C and its Affiliates listed in Recital D are active in the research, development, production, and marketing of resins for the paint and industrial paper industries.

     G. The Buyer is a specialty chemicals company that develops, manufactures, and markets a wide range of resin products and technologies for the coatings and fiberglass industries.

     H. This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, the shares representing all of the capital of SRT in return for cash.

     Now, therefore, in consideration of the premises
(which are an integral and essential part of this Agreement together with the Exhibits hereto) and the actual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.


     SECTION 1.     DEFINITIONS.

     "Adverse Consequences" means all damages, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, losses, expenses, and fees, including court costs and attorneys' fees and expenses, all of which have been actually suffered and paid.

     "Affiliate" means any corporation with respect to which a specified Person does not own the majority of the capital stock or does not have control thereof by not having the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Agreement" means this Agreement with its Exhibits, as amended or supplemented from time to time.

     "Amnesty"  has the meaning set forth in Section 5(g) below.

     "Basket" has the meaning set forth in Section 5(b)(z)(v) below.

     "Buyer"  means McWhorter Technologies, Inc. as identified in the Preamble.

     "Controlling Persons" has the meaning set forth in Section 2(e)(i) below.

     "Disclosure Schedule" has the meaning set forth in Section 3 below and is attached hereto as Exhibit A.

     "Environmental, Health, and Safety Laws" means all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all relevant authorities concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes ( Hazardous Substances ).

     "Escrow"  has the meaning set forth in Section 2(b) below.

     "Escrow Agent" has the meaning set forth in Section 2(b) below.

     "Escrow Agreement" has the meaning set forth in Section 2(b) below.

     "Escrow Amount" has the meaning set forth in Section 2(b) and
Section 2(c) below.

     "Financial Statements" has the meaning set forth in Section 3(g) below.

     "GAAP" means the accounting principles prepared by the Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri of Italy and the relevant provisions of Italian law and, with respect to SRT, Syntech France s.a.r.l., and Syntech Inc., the accounting principles provided by the applicable national laws or regulations.

     "Gestin" means Gestin S.r.l. as identified in the Preamble.

     "Hazardous Substances" has the meaning set forth in the definition of Environmental, Health, and Safety Laws.

     "Indemnified Party" has the meaning set forth in Section 5(e) below.

     "Indemnifying Party" has the meaning set forth in Section 5(e) below.

     "Intellectual Property" means (a) all trade secrets and confidential business information, (b) all trademarks, service marks, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, (d) all copyrightable works, all copyrights, and all applications, registrations in connection therewith, (e) all computer software
(including data and related documentation) and (f) all other proprietary rights.

     "Material Adverse Change" means any circumstance that materially impairs the business, financial condition, operations or results of operations of SRT, Syntech or its Subsidiaries, taken as a whole, or reduces the consolidated net worth of SRT, Syntech and its Subsidiaries by more than Italian Lire
4,000,000,000.

     "Most Recent Financial Statements" has the meaning set forth in Section 3(g) below.

     "Most Recent Fiscal Year End" has the meaning set forth in
Section 3(g) below.

     "Noncompetition Period" has the meaning set forth in Section 2(e) below.

     "Party" and "Parties" each has the meaning set forth in the Preamble.

     "Participate in" has the meaning set forth in Section 2(e) below.

     "Participation" has the meaning set forth in Section 2(e) below.

     "Permits" means all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, exemptions, and similar rights obtained from governments and governmental agencies.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Purchase Price" has the meaning set forth in Section 2(b) below.

     "Sapa" means Antonio Napoli & C. S.a.p.a. as identified in the Preamble.

     "Security Interest" means any lien, encumbrance, mortgage, pledge, charge, or other security interest.

     "Sellers" means Sapa and Gestin as identified in the Preamble.

     "Shares" means the shares representing all of the capital stock of SRT as defined in Section 2(a) below.

     "SRT" means Synthetic Resin Technologies S.A. as identified in Recital A above.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Syntech" means Syntech S.p.A. as identified in Recital B above.

     "Tax" means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, quota, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax and/or levy of any kind whatsoever, and any interest, penalty, or addition thereto.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 5(e) below.


     SECTION 2.  BASIC TRANSACTION.

     (a) Purchase and Sale of the Entire Share Capital of SRT and All the Capital Stock of Syntech, Inc.

          (i) On and subject to the terms and
     conditions of this Agreement, the Buyer hereby purchases from the Sellers, and the Sellers hereby sell to the Buyer, the entire share capital of SRT, represented by share certificates no. 1 and 2 (the Shares ), free and clear of any Security Interests, for the consideration and according to the mechanics specified below in this Section 2.

          (ii) The Buyer and the Sellers acknowledge that immediately prior to the execution of this Agreement, Syntech sold to the Buyer all of the capital stock of Syntech, Inc. for Italian Lire
     200,000 in cash.

     (b)  Purchase Price and Consideration for Noncompete.
Contemporaneously with the execution of this Agreement, the Buyer shall pay to the Sellers an aggregate amount (the Purchase
Price ) equal to Italian Lire 30,000,000,000, of which the Sellers and the Buyer agree that the Buyer shall pay Italian Lire
20,000,000,000 directly to the Sellers in consideration of the Sellers noncompetition obligations set forth in Section 2(e) below.
The Purchase Price shall be allocated between the Sellers as follows: (a) Italian Lire 15,000,000,000 shall be payable to Sapa, and (b) Italian Lire 15,000,000,000 shall be payable to Gestin.
The Purchase Price shall be paid as follows: (i) an amount equal to Italian Lire 11,000,000,000 shall be paid to each of the Sellers by delivery of cash payable by wire transfer or delivery of other immediately available funds; and (ii) an amount equal to Italian Lire 8,000,000,000 (the Escrow Amount ) shall be deposited in an interest bearing escrow account (the Escrow) established pursuant to the terms and conditions of the escrow agreement by and among the Buyer, the Sellers and an escrow agent (the "Escrow Agent") substantially in the form of Exhibit B attached hereto (the Escrow Agreement).

     (c)  The Escrow. The Parties agree that the
Escrow shall be utilized for the purposes of the indemnification under Section 5 below and, subject to the terms of the Escrow Agreement, shall remain in place from the date hereof through December 31, 2000, it being understood that the Escrow Amount (i) shall be of Italian Lire 8,000,000,000 for the period from the date hereof through the first anniversary date thereof, (ii) shall be reduced to Italian Lire 6,000,000,000 on the day following the first anniversary of the date thereof and (iii) shall be further reduced to Italian Lire
4,000,000,000 on the day following the second anniversary of the date thereof; provided in each case no claims with respect to the Escrow are then pending and as further provided in the Escrow Agreement. In accordance with the provisions of the Escrow Agreement, the outstanding Escrow Amount shall be returned by the Escrow Agent to the Sellers, and equally apportioned between Sapa and Gestin, on January 1, 2001, together with the interest accrued thereon, provided no claims with respect to the Escrow are then pending and as further provided in the Escrow Agreement. Likewise, on the respective days following the first and second anniversary dates of the date hereof, the Escrow Agent shall return to the Sellers the excess amounts of the Escrow Amount, together with the interest accrued thereon, so that the respective amounts under the Escrow as of such dates shall be the amounts reduced pursuant to items (ii) and (iii) of this Section 2(c), provided no claims with respect to the Escrow are then pending and as further provided in the Escrow Agreement.

     (d)  Transfer of Certificates Representing the
Shares. Contemporaneously with the execution of this Agreement, the Sellers will duly endorse and deliver to the Buyer share certificates no. 1 and 2 representing the Shares in accordance with the provisions of Luxembourg law.

     (e) Sellers Noncompetition Obligations. In consideration of the Italian Lire 20,000,000,000 payment set forth in Section 2(b) above, the Sellers agree and covenant with the Buyer as follows:

          (i)   During the period commencing with
     the date of this Agreement and ending on the 15th anniversary of the date hereof (the
     "Noncompetition Period"), the Sellers will not (and will cause Antonio Napoli, Guilio Napoli, and Arturo Gazzola (the "Controlling Persons") to
     not) Participate in any business that currently competes with the business of the Buyer or Syntech anywhere in Europe or North America. For purposes of this Agreement, the terms "Partici-pate in" and "Participation" will include, without limitation, having any direct or indirect interest in any corporation, limited liability company, partnership, joint venture or other entity, whether as a sole proprietor, owner, member, stockholder, partner, or joint venturer, or rendering any direct or indirect service or assistance to any individual, corporation, limited liability company, partnership, joint venture or other business entity (whether as a director, officer, member, manager, supervisor, employee, agent, consultant or otherwise);
     provided the ownership of less than 5% of a listed company itself shall not constitute
     "Participation".

          (ii) During the Noncompetition Period, the
     Sellers shall not (and shall cause the
     Controlling Persons to not) (i) induce or attempt to induce any employee of the Buyer or its Subsidiaries (including Syntech) to leave the employ of the Buyer or its Subsidiaries
     (including Syntech), or in any way interfere with the relationship between the Buyer or its Subsidiaries (including Syntech) and any employee thereof, or (ii) hire at any time directly or through another entity for two years from the date hereof any person who was an employee of the Buyer or its Subsidiaries (including Syntech) at any time during or prior to the Noncompetition
     Period; provided, however, the Sellers and the Controlling Persons may hire directly or through another entity any former employee of the Buyer or its Subsidiaries (including Syntech) for employment in any business which is not in competition with the Buyer or its Subsidiaries
     (including Syntech) (A) who was involuntarily terminated by Syntech or (B) who was not an employee of such entities at any time during the 12 months before being hired by the Sellers or the Controlling Persons.

     SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

     The Sellers jointly and severally represent and warrant to the Buyer the following as of the date of this Agreement. To the extent that any of the representations and warranties contained in this Section 3 are made to the knowledge of Seller, such knowledge shall mean the knowledge of each of Giulio Napoli, Arturo
Gazzola, and Antonio Napoli. All representations and warranties made herein are subject to the specific qualifications and exceptions set forth in the relevant section of the disclosure schedule attached to this Agreement as Exhibit A (the Disclosure Schedule ). The
Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

     (a)  Organization; Capitalization. Each of the
Sellers, Syntech and SRT is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation. Each of the Sellers, Syntech and SRT is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Syntech, the Sellers, and SRT has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own the properties owned by it. Section 3(a) of the Disclosure
Schedule lists the directors and officers of each of the Sellers, Syntech and SRT. The Sellers have made available to the Buyer correct and complete copies of the charter and bylaws of each of Syntech and SRT (as amended to date). The minute books required under applicable law (containing the records of meetings of the shareholders and the board of directors) of each of Syntech and SRT are correct and complete. None of the Sellers, Syntech or SRT is in default under or in violation of any provision of its charter or bylaws.
The share capital of (i) SRT is Italian Lire
8,000,000,000 and (ii) Syntech is Italian Lire
5,220,000,000. The Sellers own all the share capital of SRT. SRT owns all of the share capital of Syntech.
There are no outstanding or authorized options, warrants, purchase rights, contracts or commitments that require Syntech or SRT to issue, sell, or otherwise cause to become outstanding any of its capital.

     (b)  Authorization of Transaction.  Each of the
Sellers has full power and authority to execute and deliver this Agreement and to perform and cause SRT to perform its respective obligations hereunder. Each of the Sellers has full power and authority to execute and deliver this Agreement, and this Agreement constitutes the valid and legally binding obligation of each of the Sellers enforceable in accordance with its terms and conditions.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which the Sellers, SRT, Syntech or any of its Subsidiaries or Affiliates is subject or any provision of the charter or bylaws of SRT or Syntech or any of its Subsidiaries or Affiliates or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers, SRT, Syntech, or any of its Subsidiaries or Affiliates is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of the Sellers, SRT, Syntech, or any of its Subsidiaries or Affiliates needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement. The
Sellers' noncompetition obligation specified in Section 2(e) above does not and will not result in a breach of the terms, conditions or provisions of any agreement, order or decree to which any of the Sellers is subject.

     (d)  Brokers  Fees. None of the Sellers, SRT,
Syntech or any of its Subsidiaries or Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

     (e)  Title to Assets.  SRT, Syntech and its
Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Financial Statements or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed (also by way of security to third parties) of in the ordinary course of business since the date of such Most Recent Financial
Statements.

     (f) Subsidiaries and Affiliates. Section 3(f) of the Disclosure Schedule sets forth for each Subsidiary and Affiliate of Syntech, as applicable, (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. Each Subsidiary and Affiliate of Syntech is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary and Affiliate of Syntech is duly authorized to conduct business and is in good standing under the respective laws of each jurisdiction where such qualification is required. Each Subsidiary and Affiliate of Syntech has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Sellers have made available to the Buyer correct and complete copies of the charter and bylaws of each of the Subsidiaries and Affiliates of Syntech (as amended to date). All of the issued and outstanding shares of capital stock of each Subsidiary of Syntech have been duly authorized and are validly issued, fully paid, and nonassessable. All of the outstanding shares of each Subsidiary of Syntech are held of record and owned beneficially by Syntech, free and clear of any restrictions on transfer, Security Interests, options, warrants, purchase rights, claims and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of SRT, Syntech and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of their Subsidiaries or that could require any Subsidiary of Syntech to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement). There are no outstanding capital stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Syntech. Except as set forth on Section 3(f) to the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock or quota of any Subsidiary of Syntech. Section 3(f) to the Disclosure Schedule sets forth the names and details of the majority shareholders of Syntech s Affiliates, with relevant information regarding the applicable shareholders agreements. The minute books required by applicable law (containing the records of meetings of the holders of capital, the board of directors, and any committees of the board of directors), the shareholders books, the stock certificate books, and the stock record books of each Subsidiary of Syntech are correct and complete as provided by applicable law. None of the Subsidiaries of Syntech is in default under or in violation of any provision of its charter or bylaws.
None of Syntech and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association which is not a Subsidiary or Affiliate of Syntech.

     (g)  Financial Statements. Attached hereto as
Exhibit C are the following financial statements
(collectively, the Financial Statements ): (i) financial statements required by applicable law as of and for the fiscal years ended December 31, 1989, December 31, 1990, December 31, 1991, December 31, 1992,
December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996 (the Most

Recent Fiscal Year End ) for each of Syntech and its Subsidiaries;
(ii) unaudited unconsolidated management accounts of Syntech and its Subsidiaries as of May 31, 1997 (the Most
Recent Financial Statements ); and (iii) the unaudited financial statements of SRT as of July 31, 1997. The
Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of SRT, Syntech and its Subsidiaries as of such dates, and the results of operations of SRT, Syntech and its Subsidiaries for such periods, are in accordance with applicable law, and are consistent with the books and records of SRT, Syntech and its Subsidiaries (which books and records are in accordance with applicable law); provided, however, the Most Recent Financial Statements exclude ordinary year-end adjustments, are subject to reasonable management estimates with respect to depreciation amounts, and reserves for bad debt, foreign currency and inventory obsolescence, and are presented in a format which may depart from GAAP. The Parties acknowledge that no physical inventory was taken with respect to the Most Recent Financial Statements.

     (h)  Events Subsequent to Most Recent Fiscal Year
End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change and SRT, Syntech, and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course.
Without limiting the generality of the foregoing, since the Most Recent Fiscal Year End, the Sellers have not caused or permitted any of SRT, Syntech and its Subsidiaries to (other than pursuant to binding commitments prior to the date of this Agreement disclosed by the Sellers to the Buyer in Section 3(h) of the Disclosure Schedule and other than as consented to in writing by the Buyer):

          (i)  declare, set aside, or pay any
     dividend or make any distribution with respect to its share of capital (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its quota;

          (ii) sell, lease, transfer, or assign any of its assets, tangible or intangible, to any third party other than for a market-price consideration in the ordinary course of business;

          (iii)     enter into any agreement, contract,
     lease, or license (or series of related
     agreements, contracts, leases, and licenses) either involving more than Italian Lire
     400,000,000 or outside the ordinary course of business;

          (iv) accelerate, terminate, modify, or
     cancel any agreement, contract, lease, or license
     (or series of related agreements, contracts, leases, and licenses) involving more than Italian
     Lire 400,000,000 to which any of SRT, Syntech and its Subsidiaries is a party or by which any of them is bound;

          (v)  impose any Security Interest upon any
     of its assets, tangible or intangible;

          (vi) make any capital expenditure (or
     series of related capital expenditures) either involving more than Italian Lire 400,000,000 or outside the ordinary course of business;

          (vii)     make any capital investment in, any
     loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

          (viii)    delay or postpone the payment
     of accounts payable and other liabilities outside the ordinary course of business;

          (ix) fail to maintain the level or quality of its inventory consistent with past conduct and practice;

          (x)  accelerate the collection of
     accounts, notes, or other receivables;

          (xi) cancel, compromise, waive, or release any right or claim (or series of related rights and claims) either involving more than Italian
     Lire 400,000,000 or outside the ordinary course of business;

          (xii)     grant any license or sublicense of
     any rights under or with respect to any
     Intellectual Property;

          (xiii)    change or authorize a change in
     the charter or bylaws of any of SRT, Syntech and its Subsidiaries;

          (xiv)     issue, sell or otherwise dispose of
     any of its share capital, or grant any options, warrants, or other rights to purchase or obtain
     (including upon conversion, exchange, or exercise) any of its share capital;

          (xv) make any loan to, or enter into any other transaction with, any of its directors, officers, and employees (other than pursuant to the provision on the advance of the severance indemnity or required to be made by statutory law);

          (xvi)     enter into any employment contract
     written or oral, or modify the term of any existing such contract (other than pursuant to existing commitments or the law);

          (xvii)    grant any increase in the
     compensation (including base salary and bonus) of any of its directors, officers, and employees
     (other than pursuant to existing commitments described on Section 3(h) to the Disclosure Schedule or the law);

          (xviii)   make any other change in
     service or employment terms for any of its directors, officers, and employees (other than pursuant to existing commitments described on
     Section 3(h) to the Disclosure Schedule or the law); or

          (xix)     make or pledge to make any charitable
     or other capital contribution outside the ordinary course of business.

     (i)  Undisclosed Liabilities. None of SRT,
Syntech or its Subsidiaries has any liability (and to the best knowledge of the Sellers, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability), except for (i) liabilities set forth on the Most Recent
Financial Statements and (ii) liabilities which have arisen after the Most Recent Fiscal Year End to the date hereof in the ordinary course of business (none of which results from, arises out of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law by SRT, Syntech or its Subsidiaries).

     (j) Legal Compliance. Each of SRT, Syntech and its Subsidiaries, has complied with all applicable laws
(including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), except where such non-compliance could not result in a Material Adverse

Change, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     (k) Tax Matters. Except as and to the extent adequately reserved for in the Financial Statements:

          (i)  Each of SRT, Syntech and its
     Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects at the time of filing. All Taxes owed by any of SRT, Syntech and its Subsidiaries (whether or not shown on any Tax Return) have been paid or properly accrued on the Financial Statements. No claim has ever been made by an authority in a jurisdiction where any of SRT, Syntech and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of SRT, Syntech and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any tax.

          (ii) Each of SRT, Syntech and its
     Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, quotaholder, or other third party.

          (iii)     There is no pending assessment
     relating to Tax or any dispute or claim
     concerning any Tax liability of any of SRT, Syntech and its Subsidiaries claimed or raised by any authority in writing. The Sellers have made available to the Buyer all income Tax Returns filed with respect to any of SRT, Syntech and its Subsidiaries for taxable periods ended on or after December 31, 1989 and have indicated those Tax Returns that can be audited and all tax amnesties ("condoni") filed by Syntech, including relating to formal irregularities. The Sellers have made available to the Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of SRT, Syntech and its Subsidiaries since
     December 31, 1989.

     (l)  Real Property.

          (i) Section 3(l)(i) of the Disclosure Schedule lists all real property that any of SRT, Syntech and its Subsidiaries owns. With respect to each such parcel of owned real property, and except as set forth on Section 3(l)(i) of the Disclosure Schedule:

               (A)  the identified owner has good
          and marketable title to the parcel of real property, free and clear of any Security
          Interest, easement, covenant, or other
          restriction, except for recorded easements, covenants and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

               (B)  there are no pending or, to the
          best knowledge of the Sellers, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

               (C)  the legal description for the
          parcel contained in the deed thereof
          describes such parcel pursuant to the
          provisions of applicable law, the buildings and improvements are located within the boundary lines of the described parcels of land, are in substantial compliance with applicable setback requirements, zoning laws, and ordinances and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land;

               (D)  all facilities have received
          all approvals of governmental authorities
          (including licenses and permits) required in connection with the ownership or operation thereof, except where the failure to obtain any such approval would not cause a Material Adverse Change, and have been operated and maintained in accordance with applicable laws, rules, and regulations;

               (E)  there are no leases, subleases,
          licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcels of real property;

               (F)  there are no outstanding
          options or rights of first refusal to
          purchase the parcel of real property, or any portion thereof or interest therein;

               (G)  there are no parties (other
          than SRT, Syntech or its Subsidiaries) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 3(e)(i) of the Disclosure
          Schedule who are in possession of space to which they are entitled;

               (H)  all facilities located on the
          parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sewer all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; and

               (I)  each parcel of real property
          abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

          (ii) Section 3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of SRT, Syntech and its Subsidiaries. The Sellers have made available to the Buyer correct and complete copies of the leases and subleases listed in Section 3(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in
     Section 3(l)(ii) of the Disclosure Schedule:

               (A)  the lease or sublease is legal,
          valid, binding, enforceable, and in full force and effect;

               (B)  the lease or sublease will
          continue to be legal, valid, binding,
          enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (C)  no party to the lease or
          sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (D)  no party to the lease or
          sublease has repudiated any provision
          thereof;

               (E)  there are no disputes in
          connection with the lease or sublease;

               (F)  with respect to each sublease,
          the representations and warranties set
          forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

               (G)  none of Syntech and its
          Subsidiaries has assigned, transferred,
          conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

               (H)  all facilities leased or
          subleased thereunder have received all
          approvals of governmental authorities
          (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations, except where any noncompliance could not result in a Material Adverse
          Change; and

               (I)  all facilities leased or
          subleased thereunder are supplied with
          utilities and other services necessary for the operation of said facilities.

     (m)  Intellectual Property.

          (i)  SRT, Syntech and its Subsidiaries own
     or have the right to use pursuant to license, sublicense, agreement, or permission all
     Intellectual Property necessary for the operation of their respective businesses as presently conducted, free and clear of any restrictions.
     Each item of Intellectual Property owned or used by any of SRT, Syntech and its Subsidiaries immediately prior to the execution of this Agreement will be owned or available for use by SRT, Syntech or the Subsidiary on identical terms and conditions immediately subsequent to the execution of this Agreement. Each of SRT, Syntech and its Subsidiaries has taken all action deemed reasonably necessary to maintain and protect each item of Intellectual Property that it owns or uses.

          (ii) To the best knowledge of the Sellers, none of SRT, Syntech or its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation of applicable laws or Intellectual Property rights of third parties
     (including any claim that any of SRT, Syntech and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the best knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of SRT, Syntech and its Subsidiaries.

          (iii) Section 3(m) of the Disclosure Schedule identifies each patent or registration which has been issued to any of SRT, Syntech and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of SRT, Syntech and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of SRT, Syntech and its Subsidiaries has granted any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have made available to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, permissions (as amended to date) and all other documentation evidencing ownership and prosecution (if applicable) of each such item.
     Section 3(m) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by any of Syntech and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3(m) of the Disclosure Schedule:

               (A)  the item is not subject to any
          outstanding injunction, judgment, order, decree, ruling, or charge;

               (B)  no action, suit, proceeding,
          hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (C)  none of SRT, Syntech and its
          Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (iv) Section 3(m) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of SRT, Syntech and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission.
     The Sellers have made available to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property required to be identified in Section 3(m) of the Disclosure Schedule:

               (A)  the license, sublicense,
          agreement, or permission will continue to be binding and enforceable against SRT, Syntech, or such Subsidiary, as applicable, and to the best knowledge of the Sellers, against the other party to such license, sublicense, agreement, or permission, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (B)  neither SRT, Syntech nor its
          Subsidiaries is in breach of the license, sublicense, agreement, or permission and, to the best knowledge of the Sellers, no other party is in breach or default, and, to the best knowledge of the Sellers, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (C)  no party to the license,
          sublicense, agreement, or permission has repudiated any provision thereof;

               (D)  with respect to each sublicense
          in which SRT, Syntech, or such Subsidiary, as applicable, is the sublicensor, the representations and warranties set forth in subsections (A) through (C) above are true and correct with respect to the underlying license;

               (E)  to the best knowledge of the
          Sellers, the underlying item of
          Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (F)  to the best knowledge of the
          Sellers, no action, suit, proceeding,
          hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

               (G)  none of SRT, Syntech and its
          Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (v)  To the best knowledge of the Sellers,
     none of SRT, Syntech and its Subsidiaries will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

     (n)  Tangible Assets.  SRT, Syntech and its
Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted.
Each such tangible asset is substantially free from structural defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     (o) Inventory. The inventory of SRT, Syntech and its Subsidiaries consists of raw materials, supplies, packaging goods, finished products, equipment, machinery, and goods in process, all of which is merchantable and fit for the purpose for which it was procured or manufactured and is adequate for the operation of SRT's, Syntech s or its Subsidiary's respective businesses, and none of which is slow-moving, off-specification, or scrap. For purposes of the preceding sentence, (x) "slow moving" shall mean, with respect to any inventory, at least six months old; (y)
"off-specification" shall mean, with respect to finished products, containing physical properties inconsistent with the physical properties agreed to by the seller and the buyer of such finished products; and (z) "scrap" shall mean, with respect to any inventory, unable to be sold in accordance with industry standard and practice.
The parties will take a physical inventory as of the date hereof within one month after the date hereof, which inventory will specify slow moving, off-specification, and scrap inventory. The Parties agree that the Sellers shall indemnify the Buyer for any breach of the representations contained in this Section 3(o) at the end of the 13th month after the date hereof;
provided that the amount of any indemnification due from Sellers to the Buyer as a result of such breach shall be reduced by the salvage value of any slow-moving, off-specification, or scrap inventory sold after the date hereof and before the end of the 13th month after the date hereof.

     (p) Contracts. Section 3(p) of the Disclosure Schedule lists the following contracts and other agreements to which any of SRT, Syntech and its Subsidiaries is a party:

          (i)  any agreement (or group of related
     agreements) for the lease of personal property to or from any Person providing for lease payments in excess of Italian Lire 75,000,000 per annum;

          (ii) any agreement (or group of related
     agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, that would result in a material loss to any of SRT, Syntech and its Subsidiaries if terminated, or that involves consideration in excess of Italian Lire 75,000,000;

          (iii)     any agreement concerning a
     partnership, joint venture or consortium;

          (iv) any agreement (or group of related
     agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Italian Lire 75,000,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v)  any agreement concerning
     confidentiality or noncompetition;

          (vi) any profit sharing, stock or quota
     option, stock or quota purchase, stock or quota appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (vii)     any collective bargaining agreement
     at the company level ("contratti integrativi aziendali");

          (viii)    any agreement for the
     employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Italian Lire
     75,000,000;

          (ix) any agreement under which it has
     advanced or loaned any amount to any of its directors, officers, or employees;

          (x)  any agreement under which the
     consequences of a default or termination could result in a Material Adverse Change; or

          (xi) any other agreement (or group of
     related agreements) the performance of which involves consideration in excess of Italian Lire
     75,000,000.

The Sellers have made available to the Buyer a correct and complete copy of each written agreement listed in
Section 3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; and (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement.

     (q) Notes and Accounts Receivable. All notes and accounts receivable of SRT, Syntech and its Subsidiaries are reflected properly on their books and records, are valid receivables, and are current and collectible in accordance with their terms at their recorded amounts.

     (r)  Powers of Attorney.  Except as set forth in
Section 3(r) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of any of SRT, Syntech and its Subsidiaries.

     (s) Insurance. Section 3(s) of the Disclosure Schedule sets forth a list of each insurance policy to which any of SRT, Syntech and its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; and (C) none of SRT, Syntech and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy. Each of Syntech and its Subsidiaries has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

     (t)  Litigation.  Section 3(t) of the Disclosure
Schedule sets forth each instance in which any of SRT, Syntech and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is, to the best knowledge of the Sellers, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in
Section 3(t) of the Disclosure Schedule could result in a Material Adverse Change or could result in a judgment or settlement in excess of Italian Lira 40,000,000.

     (u)  Product Warranty.  Each product
manufactured, sold, leased, or delivered by any of SRT, Syntech and its Subsidiaries has been in substantial conformity with all applicable contractual commitments and all warranties, and none of SRT, Syntech and its Subsidiaries has any liability (and, to the best knowledge of the Sellers, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject to the reserve for product warranty claims set forth on the Most Recent Financial
Statements. No product manufactured, sold, or delivered by any of SRT, Syntech and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale.

     (v) Product Liability. None of SRT, Syntech and its Subsidiaries has any liability (and to the best knowledge of the Sellers, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by any of SRT, Syntech and its Subsidiaries, which liability could result in a Material Adverse Change.

     (w)  Employees.

          (i)  To the best knowledge of the Sellers,
     no executive, key employee, or group of employees has any plans to terminate employment with any of SRT, Syntech and its Subsidiaries.

          (ii) (A) There is no labor strike,
     dispute, slowdown, work stoppage, or lockout, or other labor controversy in effect against or otherwise affecting or involving the business of any of SRT, Syntech or its Subsidiaries nor has any such labor controversy occurred within the past three years; (B) there is no grievance which might have result in a Material Adverse Change and no arbitration proceeding is pending and no claim therefor has been asserted nor has any such action occurred within the past three years; (C) there is no unfair labor practice charge or complaint pending relating to the business of any of SRT, Syntech or its Subsidiaries; (D) payment in full to all of the employees of any of SRT, Syntech and its Subsidiaries of all wages, salaries, commissions, bonuses, benefits, and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute, or other law has been made (with the exception of wages, salaries and other compensation accrued but not payable on the date hereof); and (E) no facility of any of SRT, Syntech and its Subsidiaries has been closed, there have not been any implementations of any early retirement within the past three years with respect to any of SRT, Syntech and its Subsidiaries, nor, other than as contemplated herein, are there any plans or announcements of any such action or program for the future.

     (x)  Employee Benefits.  The employees of SRT,
Syntech and its Subsidiaries have not been granted benefits which are not in line with normal industry practice and the law. A list of such benefits are set forth on Section 3(x) of the Disclosure Schedule.

     (y)  Guaranties.  None of SRT, Syntech and its
Subsidiaries is a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person.

     (z) Environmental, Health, and Safety. Except as set forth in Section 3(z) of the Disclosure Schedule:

          (i)  Each of SRT, Syntech and its
     Subsidiaries has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Section 3(z)(i) of the Disclosure Schedule accurately sets forth a list of all the Permits used in the business of SRT, Syntech and its Subsidiaries and all environmental audits or assessments or occupational health studies undertaken by or on behalf of SRT, Syntech and its Subsidiaries or governmental agencies with respect to matters relating to the Environmental, Health, and Safety
     Laws. SRT, Syntech and its Subsidiaries have substantially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in all Environmental, Health, and Safety Laws.

          (ii) None of SRT, Syntech and its
     Subsidiaries has any liability (and none of SRT, Syntech and its Subsidiaries has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action based on current law, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of SRT, Syntech and its Subsidiaries giving rise to any liability) for any reasonably foreseeable damage to any site, location, or body of water
     (surface or subsurface) or any reasonably foreseeable illness of or personal injury to any employee or other individual.

          (iii) Section 3(z)(iii) of the Disclosure Schedule sets forth a list of all Hazardous Substances used by SRT, Syntech, and its Subsidiaries in the manufacture of its products or used in its laboratories.

          (iv) Section 3(z)(iv) of the Disclosure Schedule sets forth a list of all underground storage tanks present on any of the properties used by SRT, Syntech or its Subsidiaries, and sets forth whether such tanks were previously abandoned or removed.

     (aa) Certain Business Relationships.  None of the
Sellers and their directors, officers, and shareholders has been involved in any business arrangement or relationship with any of SRT, Syntech and its Subsidiaries, and none of the Sellers and their directors, officers, and shareholders owns any asset, tangible or intangible, which is used in the business of any of SRT, Syntech and its Subsidiaries.

     (ab) Customers. Section 3(ab) of the Disclosure Schedule sets forth (i) the names of the largest customers of Syntech, in terms of sales, and (ii) the sales by Syntech to each such customer. Syntech has not received any notice and the Sellers have no knowledge that any such customer intends to terminate or materially reduce its business with Syntech and no such customer has terminated or materially reduced its business with Syntech in the last 12 months.

     (ac) Disclosure. The representations and warranties contained in this Section 3 are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.


     SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE BUYER.

     The Buyer represents and warrants to the Sellers the following as of the date of this Agreement.

     (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. Except for Italian antitrust matters, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) Brokers Fee. Except for fees payable by the Buyer to Bankers Trust International Plc, the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated. The
Buyer will keep the Sellers fully indemnified with respect to amounts payable to Bankers Trust
International Plc and any other claim by any broker, finder or agent of the Buyer in connection with the transactions provided by this Agreement.


     SECTION 5.  SURVIVAL AND INDEMNIFICATION.

     (a)  Survival of Representations and Warranties.
All of the representations and warranties contained in Sections 3 and 4 of this Agreement have been relied upon and shall survive the execution of this Agreement, provided that all such representations and warranties shall be fully effective and enforceable only for a period from the date hereof through and until December 31, 2000
(other than the representations and warranties contained in Section 3(k) relating to Tax matters and Section 3(w)(ii)(D) relating to employees salaries and wages which shall be fully effective and enforceable from the date hereof through and until their respective statute of limitation periods expire) and shall thereafter be of no further force or effect, except as to claims for indemnification timely made pursuant to this Section 5 which shall survive until resolved or judicially determined.

     (b) Indemnification Provisions for the Benefit of the Buyer. In the event of a misrepresentation or breach of any of the Sellers representations, warranties, and covenants contained in Section 3 of this Agreement, and, provided the Buyer makes a written claim for indemnification against the Sellers pursuant to
Section 5(c) below within the survival period set forth in
Section 5(a) above, then the Sellers agree to indemnify the Buyer within the limits set forth in Section 5(h) below from and against:

          (x) any Adverse Consequences the Buyer has suffered through the date of the claim for indemnification (including any Adverse
     Consequences the Buyer may have suffered after the end of any applicable survival period provided the claim has been made before the end of such survival period) resulting from, arising out of, or caused by the misrepresentation or breach,

          (y) any liability of whatever nature of
     SRT, Syntech, and the Subsidiaries not reflected in the Most Recent Financial Statements and any liability deriving from acts, transactions or omissions brought about by SRT, Syntech, and the Subsidiaries between the date of the Most Recent
     Financial Statements and the date hereof other than in the ordinary course of business in such period, and

          (z) any lack ("insussistenza") or
     insufficiency ("minusvalenza") of the assets with reference to the Most Recent Financial
     Statements, to the extent that:

               (i)  any such Adverse Consequences,
          liability, lack, or insufficiency has not been disclosed by the Sellers in this Agreement (including the Disclosure
          Schedule); or

               (ii) any such Adverse Consequences,
          liability, lack, or insufficiency cannot be covered by any related provision or reserve in the Most Recent Financial Statements or is not offset by any related extraordinary gain ( sopravvenienza attiva ) of SRT, Syntech and the Subsidiaries with respect to the Most Recent Financial Statements, including any related amount actually received by the Buyer, SRT, Syntech or the Subsidiaries as indemnification payment from third parties or pursuant to applicable insurance policies;

               (iii)     with respect to Adverse
          Consequences originating from Third Party
          Claims, the Sellers shall not be obliged to make any payment to the Buyer before SRT, Syntech, or any Subsidiary (or the Buyer on behalf of any of them) has made an actual payment to third parties originated by such Third Party Claim;

               (iv) the Sellers shall not be
          obliged to refund the Buyer any amounts
          related to a breach of the representation and warranty contained in Section 3(q) above or a lack ( insussistenza ) or insufficiency
          ( minusvalenza ) of assets related to
          accounts receivable, except as follows:
          (i) it is finally established that the
          receivable will not be collected because of the debtor's insolvency (recognized by a Court), or (ii) the Sellers shall pay to the Buyer the amount by which the accounts receivable of SRT, Syntech and its Subsidiaries that are outstanding on the first anniversary of the date hereof that were also outstanding on the date hereof
          (as set forth in the accounts receivables statement of even date herewith to be jointly determined by the Buyer and the Sellers within 30 days from the date hereof) is greater than Italian Lire
          1,250,000,000, which payment shall be made within 10 business days after the Sellers and the Buyer shall have made a joint determination of such amount; provided that if no such joint determination is made within 20 business days after the first anniversary of the date hereof, then such matters shall be referred to arbitration pursuant to Section 8(b) below;
          provided, however, that the Buyer shall return to the Sellers any amount received by the Buyer after making such determination, but before December 31, 2000, in respect of such an account receivable; and

               (v)  in no event shall any loss or
          liability related to a single customer or in connection with a related set of facts or circumstances in an amount less than Italian Lire 40,000,000 (the "Basket") give rise to any claim of the Buyer against the Sellers; provided, however, when such liability is Italian Lire 40,000,000 or greater, the Sellers will be obligated to indemnify the Buyer from and against all such Adverse Consequences relating back to the first Lire).

     (c)  Indemnification Notice and Payments.  The
Indemnified Party (as defined below) shall deliver to the Indemnifying Party written notice of its demand for indemnification under this Section 5 by specifying in such notice the basis for the claim and the amount of such claim and any relevant details. Unless the Indemnifying
Party (as defined below) objects in writing to such written claim within 20 days after receipt of such written claim, such claim shall be deemed accepted. If the Indemnifying Party objects in writing within such 20 days, the Parties shall use their best efforts to resolve the objections. If such objections are not resolved within 30 days after the Indemnified Party receives such objections, the Parties shall immediately submit the dispute to arbitration as set forth in Section 8(b). Any indemnification payment agreed to, deemed accepted, or fully adjudged or arbitrated as final and nonappealable, shall be paid within 10 days thereafter.
If the Indemnified Party is the Buyer, the indemnification notice under this Section 5(c) shall also be sent to the Escrow Agent under the Escrow Agreement.
Likewise, any objection by the Sellers as Indemnifying
Party under this Section 5(c) shall also be sent to the Escrow Agent under the Escrow Agreement.

     (d) Indemnification Provisions for the Benefit of the Sellers. In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of the Buyer's representations, warranties, and covenants contained in this Agreement, and, provided the Sellers make written claim for indemnification against the Buyer pursuant to Section 5(c) above within the survival period set forth in Section 5(a) above, then the Buyer agrees to indemnify the Sellers from and against any Adverse Consequences the Sellers have suffered through the date of the claim for indemnification (including any Adverse Consequences the Sellers may have suffered after the end of any applicable survival period provided the claim has been made before the end of such survival period) resulting from, arising out of, or caused by the misrepresentation or breach.

     (e)  Matters Involving Third Parties.

          (i)  If any third party shall notify any
     Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this
     Section 5, then the Indemnified Party shall promptly
     (and in any event within 15 days or with longer advance notice to enable the defense of the claim) notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying
     Party from any obligation hereunder unless the Indemnifying Party thereby is prejudiced, including prejudiced in the defense of such Third
     Party Claim.

          (ii) The Indemnifying Party will have the right to cooperate in the defense of the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying
     Party notifies the Indemnified Party in writing within 10 business days after the Indemnified
     Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party pursuant to the provisions of this Section 5 from and against Adverse Consequences, and (B) if either of the Sellers is the Indemnifying Party, then the Escrow Amount is sufficient to defend against the Third Party
     Claim and fulfill the Seller's indemnification obligations hereunder.

          (iii)     The Buyer shall cause Syntech and the
     Subsidiaries not to make or accept any settlement of any claim, action, suit or proceeding of the kind referred to in this Section 5(e), nor shall make or permit to be made acquiescence thereto, without the prior written consent of the Sellers, which consent shall be communicated by the Sellers in writing within 10 business days from the date of receipt of any written proposal and shall not be withheld without reasonable justification. If the Sellers refuse a settlement proposal submitted by the Buyer without any reasonable justification, they shall be bound to indemnify the Buyer for the full amount claimed, it being understood that the Buyer may proceed in any event to a settlement if this is required by the overriding interests of preserving the business interests of SRT, Syntech, or its Subsidiaries
     (including the likelihood of establishing a precedential custom of practice adverse to the continuing business interests of the Indemnified
     Party), in which case the amount of the indemnity will be determined through arbitration pursuant to Section 8(b) hereof. If a firm offer is made to settle any matter giving rise to the Sellers indemnification hereunder which the Sellers, but not the Buyer, are willing to accept, then the Buyer and/or Syntech or the relevant Subsidiary
     (as the case may be) shall be free not to enter into such settlement and to commence or continue litigation at their own expense, and the Sellers liability hereunder shall be limited to the amount of the proposed settlement.

     (f)  Other Indemnification Provisions.  The
foregoing indemnification provisions under this Section 5 do not derogate to the guarantee against eviction of the Shares under articles 1480-1484 of the Italian Civil
Code. All indemnification payments, or reductions in the Escrow Amount as applicable, under this Section 5 shall be deemed adjustments to the Purchase Price.

     (g) Amnesty. In the event that, at any time between the date of this Agreement and the date upon which the liability of the Sellers shall expire pursuant to Section 5(a), any law, regulation, order or decree should be enacted in Italy or other relevant jurisdiction having as an effect the right to settle, in whole or in part, Tax or social security obligations of SRT, Syntech and/or the Subsidiaries covered by any indemnity hereunder (any such law, regulation, order or decree is hereinafter referred to as an Amnesty ), the following provisions shall apply:

          (i)  the Sellers shall have the right to
     notify the Buyer of its request that SRT, Syntech and/or the Subsidiaries avail itself of the Amnesty;

          (ii) the Buyer shall have the right to
     determine, in its sole discretion (irrespective of any request of the Sellers under paragraph (i) preceding), whether or not SRT, Syntech and/or the Subsidiaries should avail itself of the Amnesty;

          (iii)     if the Buyer elects to proceed with
     an Amnesty without the prior agreement or request of the Sellers, all costs and expenses of such Amnesty shall be borne by SRT, Syntech or the relevant Subsidiary, it being understood that if the Sellers do not agree to proceed with an Amnesty without a sound reasonable justification, all costs and expenses of the Amnesty shall be borne by the Sellers;

          (iv) if the Buyer elects to proceed with an Amnesty in agreement with the Sellers or pursuant to their request hereunder, all costs and expenses of such Amnesty shall be borne by the Sellers; and

          (v)  if the Buyer elects not to proceed
     with an Amnesty notwithstanding the request of the Sellers pursuant to paragraph (i) above, they shall be free to do so, but the indemnification liability of the Sellers under Section 5 in respect of the matter constituting the subject of such Amnesty shall be limited to the amount that would have been paid by the Sellers pursuant to paragraph (iv) preceding had the Buyer elected to proceed with the Amnesty in accordance with the request of the Sellers.

     (h)  Limitations on and Special Provisions
          Relating to Indemnification.

     The Parties expressly agree that:

          (i)  The Buyer's remedy for any
     indemnification under this Agreement shall be satisfied solely from the Escrow and the Sellers indemnification liability shall not exceed the Escrow Amount as progressively reduced in accordance with the provisions of Section 2(c) above and the Escrow Agreement, except as provided in paragraphs (ii), (iii), and (v) below.

          (ii) The Sellers' indemnification
     liability with respect to breaches of the representations and warranties contained in Section 3(k) or Section 3(w)(ii)(D) shall not exceed the aggregate amount of Italian Lire 4,000,000,000 in the period from December 31, 2000 to the end of the respective statute of limitation periods, which liability shall not be paid after December 31, 2000 out of the Escrow; provided that all payments to the Buyer from the Escrow plus payments under this Section 5(h)(ii) shall not exceed an aggregate amount of Italian Lire 8,000,000,000.

          (iii) The Sellers' indemnification
     liability with respect to Tax matters in connection with (A) the real estate transaction relating to the property of Sant Albano Stura and
     (B) the formation of, issuance of securities by, or other transactions involving SRT prior to the date hereof, in each case, shall not be satisfied out of the Escrow Deposit, shall not be subject to any amount limitations (excluding the Basket), and shall survive up to the expiration of the relevant statute of limitations period.

          (iv) The Sellers shall reimburse the Buyer out of the Escrow Deposit for the amounts set forth in Section 5(b)(iv) above relating to accounts receivable.

          (v)  The Sellers shall indemnify the Buyer
     for the wilful misrepresentation of the matters dealt with in Section 3; such liability shall not exceed three times the Purchase Price and shall not be satisfied out of the Escrow.

          (vi) The Sellers shall indemnify the Buyer out of the Escrow Deposit for all Adverse
     Consequences relating to those certain employment matters asserted by Hoechst or its Subsidiaries or Affiliates against Syntech or its Affiliates;
     such liability shall be paid out of the Escrow
     Deposit, but shall not be subject to any limitation as to amount (excluding the Basket).

          (vii)     All indemnification payments to be
     made, if any, at the end of the 13th month after the date hereof for breaches of the representations contained in Section 3(o) relating to inventory shall be payable out of the Escrow
     Deposit, shall be treated hereunder collectively as "a related set of facts or circumstances" for purposes of Section 5(b)(z)(v) above, and shall be subject to the Basket.

          (viii)  The indemnification obligations
     of the Sellers shall not extend to any Adverse
     Consequences resulting from, arising out of, or caused by any tax incurred by any of the Parties
     (and Syntech and Syntech, Inc.) relating to the manner of the sale for Italian Lire 200,000 of all of the capital stock of Syntech, Inc. by Syntech to the Buyer, as described under
     Section 2(a)(ii) above (without limiting indemnification for violation of the representations and warranties in Section 3 for Adverse Consequences not arising from the manner of sale).

     (i)  Environmental Remediation.  The Sellers
shall indemnify out of the Escrow Deposit the Buyer against all costs and expenses to be evidenced by appropriate documentation (not to exceed Italian Lire
1,200,000,000) incurred by the Buyer, Syntech, or its Subsidiaries in conducting the following environmental remediation and related actions following the date of this Agreement:

          (A)  the Buyer shall, at its sole
     discretion, remediate or cause to be remediated any soil or groundwater contaminant located in or on the off-site area (x) located northeast of the underground storage tanks on Syntech's real property site located in Sant'Albano Stura (the
     "Sant'Albano Site") and (y) located outside
     Syntech's real property site located in Lazise
     (the "Lazise" site), which soil or groundwater contaminant the Buyer reasonably believes emanates from the Sant'Albano Site, in order that such off-site area meet or exceed the Dutch
     Intervention Standards of the Soil Protection Act of 1994 (the "Dutch Standards") or, if more stringent, the Environmental, Health, and Safety
     Laws otherwise applicable to such off-site area;

          (B)  the Buyer shall, at its sole
     discretion, remediate or cause to be remediated the soil or groundwater contaminants identified in Section 5(i)(B) of the Disclosure Schedule that are currently located in or on the Sant'Albano Site and the Lazise Site, in order that each of the Sant'Albano Site and the Lazise Site meets or exceeds the Dutch Standards or, if more stringent, the Environmental, Health, and Safety
     Laws otherwise applicable to the Sant'Albano Site or the Lazise Site; and

          (C)  the Buyer shall, at its sole
     discretion, repair, decommission, remove, and replace with above ground storage tanks the two underground concrete waste vaults that are currently located in the Sant'Albano Site or the Lazise Site.


     SECTION 6.     POST-CLOSING COVENANTS.

     The Parties agree as follows with respect to the period following the date hereof:

     (a) General. In case at any time after the date hereof any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, at the sole cost and expense of the requesting Party (unless the requesting
Party is entitled to indemnification therefor hereunder).

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the date hereof involving any of SRT, Syntech and its Subsidiaries, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party
(unless the defending or contesting Party is entitled to indemnification therefor hereunder).

     (c) Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of SRT, Syntech and its Subsidiaries to cease its relations with SRT, Syntech and its Subsidiaries after the date hereof.

     (d) Guarantees. The Buyer undertakes to hold harmless and indemnify the Sellers for any and all claims by Syntech s lending banks in relation to guarantees issued by Gestin in the interest of Syntech listed in Section 3 (p) (iv) of the Disclosure Schedule.
Furthermore, the Buyer undertakes either (i) to deliver to the banks guaranteed by Gestin an equivalent guarantee replacing Gestin's original guarantee within three months from the date hereof, or (ii) to cause the underlying obligations to be extinguished.


     SECTION 7.  MISCELLANEOUS.

     (a)  Press Releases and Public Announcements.  No
Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that the Buyer may disclose the subject matter of this Agreement to its lenders and may make any public disclosure it believes in good faith is required by applicable law concerning its securities registered under the Securities Exchange
Act of 1934, as amended (in which cases the Buyer will advise the Sellers prior to making the disclosure).

     (b)  No Third-Party Beneficiaries.  This
Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including but not limited to that certain letter by and between the Buyer, the Sellers, and Syntech dated as of February 13, 1997, as subsequently amended as of April
15, 1997, May 20, 1997, and June 10, 1997.

     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Subsidiaries or Affiliates and (ii) designate one or more of its Subsidiaries or Affiliates to perform its obligations hereunder (in which case the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt if it is sent by facsimile (and confirmed by reputable express courier) or reputable express courier
(including, but not limited to, FedEx and DHL Worldwide
Express), and addressed or otherwise sent to the intended recipient as set forth below:

          If to the Sellers, SRT or Syntech:

          Antonio Napoli & C. S.a.p.a. or Gestin S.r.l.
          Torino, Corso Matteotti 32/A
          Italy

          Copy to:

          Vittorio Tadei - Chiomenti Studio Legale
          Via Bertoloni, 44
          00197 Roma
          Italy
          Fax:  011-39-6-809706

          If to the Buyer:

          John R. Stevenson
          McWhorter Technologies, Inc.
          400 East Cottage Place
          Carpentersville, Illinois 60110
          Fax: (847) 428-9440

          Copy to:

          Timothy R.M. Bryant
          McDermott, Will & Emery
          227 West Monroe Street, Suite 5500
          Chicago, Illinois 60606
          Fax: (312) 984-3669

Any party may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof.

     (j) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that none of SRT, Syntech and its Subsidiaries has borne or will bear any of the costs and expenses of the Sellers (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

     (k) Construction. Any reference to any statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word including shall mean including without limitation. Any reference to "days" or "business days" contained in this Agreement shall mean days in which banks are open for business in Italy, the United States, and England.

     (l)  Incorporation of Exhibits and Schedules. The
Exhibits (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

     (m) Italian Antitrust. The Buyer and the Sellers acknowledge that (i) the transactions contemplated hereunder are subject to the obligation of the Sellers to give notice to the Italian antitrust authority
( Autorita Garante della Concorrenza ) pursuant to
article 16 of the Italian law no. 287 of October 10, 1990 and (ii) that such authority has granted its clearance to the transactions contemplated by this Agreement by letter dated July 29, 1997.


     SECTION 8.  GOVERNING LAW AND ARBITRATION

     (a)  Governing Law. This Agreement shall be
governed by and construed in accordance with the laws of Italy.

     (b)  Arbitration. Any disputes arising with
respect to, or in connection with this Agreement shall be referred to binding arbitration, and finally settled, by a panel of three arbitrators appointed in accordance with the Rules of Reconciliation and Arbitration of the International Chamber of Commerce, except as modified herein or by mutual written agreement by the Parties.
The three arbitrators shall be appointed as follows: (1)
the Sellers shall promptly appoint one arbitrator; (2)
the Buyer shall promptly appoint one arbitrator; and (3) such two arbitrators shall promptly appoint a third arbitrator, provided that if such two arbitrators shall not agree on such third arbitrator within 15 days of their respective appointments, then the Court of Arbitration of the International Chamber of Commerce shall promptly appoint such arbitrator. Such Court shall also appoint any arbitrator the Buyer or the Sellers fails to appoint. The arbitration proceedings shall be conducted in the English language and shall be held in Geneva, Switzerland. The Parties acknowledge that the
Sellers shall be considered as one party to the arbitration.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                     ANTONIO NAPOLI & C.S.A.P.A.

                     By: /s/Antonio Napoli
                         Name: Antonio Napoli
                         Title: Chairman


                     GESTIN S.R.L.

                     By: /s/Antonio Napoli
                         Name: Antonio Napoli
                         Title: Chairman


                     McWHORTER TECHNOLOGIES, INC.

                     By: /s/ John Stevenson
                         Name: John Stevenson
                         Title: Chairman of the Board
                                and Chief Executive Officer